UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

(Rule 14a‑101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a‑12

American Renal Associates Holdings, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EXPLANATORY NOTE

On December 15, 2020, American Renal Associates Holdings, Inc., a Delaware corporation (“ARA,” the “Company,” “we,” “us” or “our”) filed its definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) relating to the Special Meeting of Stockholders to be held on January 14, 2021 to, among other things, approve the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with IRC Superman Midco, LLC (“IRC”), a Delaware limited liability company and an affiliate of Nautic Partners, LLC, and Superman Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of IRC (“Merger Sub”), pursuant to which Merger Sub will merge with and into ARA (the “Merger”), with ARA continuing as the surviving corporation and a wholly owned subsidiary of IRC.

Between December 23, 2020 and January 5, 2021, four purported stockholders of the Company filed lawsuits in the United States District Court for the Southern District of New York against the Company and the members of the Company’s Board of Directors (the “Board”), captioned Ciccotelli v. American Renal Associates, et al., Case No. 1:20-cv-10883; Becher v. American Renal Associates, et al., Case No. 1:20-cv-11100; Landers v. American Renal Associates, et al., Case No. 1:21-cv-00006; and Wilhelm v. American Renal Associates, et. al., Case No.1:21-cv-00086 (collectively, the “Lawsuits”). The Lawsuits generally allege that the disclosures in the Proxy Statement are materially misleading, and that the Company and the Board violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934.  The Becher complaint also alleges that the Board breached its fiduciary duties in connection with the allegedly misleading disclosures.  On December 31, 2020, the Company received a demand letter (the “Demand”) from another purported stockholder, alleging similar claims to those raised in the Lawsuits. The Company believes the claims set forth in the Lawsuits and the Demand are without merit.

While the Company believes that the disclosure set forth in the Proxy Statement complies fully with applicable law, in order to moot plaintiffs’ disclosure claims, avoid nuisance, possible expense and delay, and provide additional information to our stockholders, the Company has determined to voluntarily supplement the Proxy Statement with the supplemental disclosure set forth below (the “Supplemental Disclosure”). Nothing in the Supplemental Disclosure shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosure set forth herein or in the Proxy Statement. To the contrary, the Company specifically denies all allegations in the Lawsuits and the Demand that any additional disclosure was or is required.

Supplemental Disclosure to Proxy Statement

The following information should be read in conjunction with the Proxy Statement, which should be read in its entirety. All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. Underlined text shows text being added to a reference disclosure in the Proxy Statement and a line through text shows text being deleted from a referenced disclosure in the Proxy Statement.

The Merger – Background of the Merger

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure to the seventh from the last paragraph under that heading on page 40 of the Proxy Statement, as follows:

On October 7, 2020, the Independent Committee held a telephonic meeting, during which BofA Securities reported on BofA Securities’ and Goldman Sachs’ outreach to potential acquirers. Of the 72 potential acquirers, BofA Securities reported that four parties had expressed interest in exploring a potential transaction and had executed, or were in the process of executing, customary non-disclosure agreements (“NDAs”), and several others were in the process of evaluating their interest in a potential transaction. None of the NDAs entered into during the go-shop period by the interested parties prohibited those parties from making any acquisition proposals to the Board.

The Merger – Fairness Opinion of ARA’s Financial Advisor: Goldman Sachs & Co. LLC

The disclosure under the heading “The Merger—Fairness Opinion of ARA’s Financial Advisor: Goldman Sachs & Co. LLC—Illustrative Discounted Cash Flow Analysis” is hereby amended by adding the underlined disclosures to and deleting the lined out disclosures from the first paragraph under that heading on page 46 of the Proxy Statement and the second paragraph under that heading beginning on page 46 of the Proxy Statement, as follows:

Using the Company Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on ARA. Using discount rates ranging from 7.0% to 8.5%, reflecting estimates of ARA’s weighted average cost of capital, Goldman Sachs discounted to present value as of August 31, 2020 (i) estimates of unlevered free cash flow for ARA for the years 2020 through 2024 as derived from the Company Forecasts and (ii) a range of illustrative terminal values for ARA, which were calculated by applying exit terminal year EBITDA – non-controlling interest (‘‘NCI’’) multiples ranging from 7.5x to 8.5x to a terminal year estimate of the EBITDA – NCI of ARA of $111 million, as derived from the Company Forecasts (which analysis implied perpetuity growth rates ranging from 2.6% to 4.6%). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (‘‘CAPM’’), which requires certain company-specific inputs, including ARA’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for ARA, as well as certain financial metrics for the United States financial markets generally. The range of exit terminal year EBITDA – NCI multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of ARA and selected companies in the dialysis sector as summarized below under ‘‘Selected Publicly Traded Companies Analysis’’ and the Company Forecasts.

Goldman Sachs derived ranges of illustrative enterprise values for ARA by adding the ranges of present values it derived above. Goldman Sachs then subtracted ARA’s net debt (excluding clinic-level debt not guaranteed by ARA and clinic-level cash not owned by ARA) (‘‘Owned Net Debt’’) of $460 million as of August 31, 2020, as provided by the management of ARA, from the range of illustrative enterprise values it derived for ARA, to derive a range of illustrative equity values for ARA. Goldman Sachs then divided the range of illustrative equity values it derived by ~~the number of~~ a range of approximately 34 to approximately 35 million fully diluted outstanding shares of Common Stock as of September 28, 2020 using the treasury stock method, as provided by the management of ARA, to derive a range of illustrative present values per share of Common Stock ranging from $8.03 to $11.47.

The disclosure under the heading “The Merger—Fairness Opinion of ARA’s Financial Advisor: Goldman Sachs & Co. LLC—Illustrative Present Value of Future Share Price Analysis” is hereby amended by adding the underlined disclosures to and deleting the lined out disclosures from the first paragraph under that heading on page 47 of the Proxy Statement, as follows:

Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Common Stock. For this analysis, Goldman Sachs used the Company Forecasts to derive a range of theoretical future enterprise values for ARA for each of the fiscal years 2020 to 2023, by applying a range of illustrative multiples of enterprise value to next twelve months (‘‘NTM’’) EBITDA less NCI (‘‘NTM EV / EBITDA – NCI’’) of 7.5x to 8.5x to NTM EBITDA – NCI estimates for ARA, based on the Company Forecasts. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account historical NTM EV / EBITDA - NCI multiples for the shares of Common Stock and selected companies in the dialysis sector as summarized below under ‘‘Selected Publicly Traded Companies Analysis’’ during the three-year period ended September 30, 2020. Goldman Sachs then derived a range of theoretical future values per share of Common Stock for each of the fiscal years 2020 to 2023 by subtracting ARA’s Owned Net Debt as of that date, and dividing the result by a range of approximately 34 to approximately 35 million ~~the estimated~~ fully diluted shares of Common Stock outstanding as of that date, all as reflected in the Company Forecasts. Using an illustrative discount rate of 8.0%, reflecting Goldman Sachs’ estimate of ARA’s cost of equity, Goldman Sachs discounted to present value the range of theoretical future values per share of Common Stock it derived for each of the fiscal years 2020 to 2023. Goldman Sachs derived the illustrative discount rate of 8.0% by application of CAPM, which requires certain company-specific inputs, including a beta for ARA, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of illustrative present values per share of Common Stock of $5.66 to $11.52.

The disclosure under the heading “The Merger—Fairness Opinion of ARA’s Financial Advisor: Goldman Sachs & Co. LLC—Selected Precedent Transactions Analysis” is hereby amended by adding the underlined disclosures to and deleting the lined out disclosures from the first paragraph after the table under that heading on page 48 of the Proxy Statement, as follows:

Based on the results of the foregoing calculations of EV / EBITDA – NCI multiples and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied an illustrative range of EV / EBITDA – NCI multiples of 9.0x to 13.0x to last twelve months (‘‘LTM’’) EBITDA – NCI of ARA for the twelve-month period ended August 31, 2020 as provided by the management of ARA to derive a range of implied enterprise values for ARA. Goldman Sachs subtracted from this range of implied enterprise values ARA’s Owned Net Debt as of August 31, 2020, as provided by the management of ARA, and divided the result by ~~the~~ a range of approximately 34 to approximately 35 million fully diluted outstanding shares of Common Stock as of September 28, 2020 using the treasury stock method, as provided by the management of ARA, to derive a range of implied values per share of Common Stock of $8.87 to $18.46.

The disclosure under the heading “The Merger—Fairness Opinion of ARA’s Financial Advisor: Goldman Sachs & Co. LLC—Premia Analysis” is hereby amended by adding the underlined disclosures to the first paragraph under that heading on page 48 of the Proxy Statement, as follows:

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for 50 all-cash acquisition transactions announced from January 1, 2010 to September 22, 2020 involving targets that were public healthcare companies based in the United States and acquirers that were based in the United States where the disclosed enterprise values for the Merger were between $100 million and $1.5 billion. This analysis excluded transactions in the biotech and pharmaceutical sectors. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the transactions relative to the target’s last undisturbed closing stock price prior to announcement of the Merger. This analysis indicated a median premium of approximately 41% across the period. This analysis also indicated a 25th percentile premium of 24.0% and 75th percentile premium of 55.2% across the period. Using this analysis and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of illustrative premiums of 24.0% to 55.2% to the undisturbed closing price per share of Common Stock as of September 30, 2020 and calculated a range of implied equity values per share of Common Stock of $8.56 to $10.71.

The Merger – Certain Financial Forecasts

The disclosure under the heading “The Merger—Certain Financial Forecasts” is hereby amended by adding the underlined disclosures to and deleting the lined out disclosures from the table and related footnotes on pages 51-52 of the Proxy Statement, as follows:

	For the Fiscal Year Ended December 31,
	2020E	2021E	2022E	2023E	2024E
	(in millions)
Patient service operating revenues	$811.6	$824.0	$889.4	$955.2	$1,034.9
Total operating expenses(1)	$720.2	$723.9	$783.4	$842.7	$913.0
Net income	$47.8	$55.2	$60.7	$66.9	$75.6
Plus: Stock-based compensation expense	$8.0	$8.1	$8.3	$8.4	$8.6
Plus: Depreciation, amortization and impairment	$35.9	$41.2	$43.7	$46.2	$49.2
Plus: Interest expense, net	$40.9	$34.6	$33.9	$33.1	$32.2
Plus: Income tax expense	$1.8	$2.2	$3.1	$4.1	$5.5
Plus (minus): Change in fair value of income tax receivable	$(1.3)	$-	$-	$-	$-
Plus (minus): Loss (gain) on sale of assets	$(1.4)	$-	$-	$-	$-
Plus: Certain legal and other matters	$5.4	$-	$-	$-	$-
Plus: Severance	$2.0	$-	$-	$-	$-
Adjusted EBITDA(2)	$139.1	$141.3	$149.7	$158.7	$171.1
Less: Net income attributable to noncontrolling interests	$(48.1)	$(48.9)	$(51.9)	$(55.3)	$(59.9)
Adjusted EBITDA less NCI (2)~~(3)~~	$91.0	$92.4	$97.8	$103.4	$111.2
Capital expenditures	$20.9	$28.8	$38.3	$48.3	$56.6
Unlevered free cash flow~~(4)~~(3)	$39.1	$38.6	$31.1	$34.8	$33.0
Total ending clinics	249	259	273	290	310

(1)	Total operating expenses includes patient care costs, general and administrative expenses, depreciation, amortization and impairment, and certain legal and other matters.

(2)
~~Excludes stock-based compensation expense and associated payroll taxes, depreciation, amortization and impairment, interest expense, net income tax expense or benefit and other non-income-based taxes, change in fair value of income tax receivable agreement, costs related to certain legal and other matters, severance, executive retirement and related costs and the gain or loss on sale or closure of clinics.~~ Includes the estimated impact of the Coronavirus Aid, Relief and Economic Security Act ( the “CARES Act”) reimbursements for COVID-19 related reduction in patient service operating revenues, net of direct patient care costs in 2020E and COVID-19 related operating expenses.

~~(3)~~	~~Adjusted EBITDA less NCI equals Adjusted EBITDA minus the share of net income attributable to noncontrolling interests.~~

~~(4)~~(3)
Unlevered free cash flow equals Adjusted EBITDA less NCI reduced by stock based compensation expense, one-time legal expenses, income tax expense (estimated rate of 26%), capital expenditures and settlement payments due to UnitedHealth Group Incorporated, increased by cash from divestitures and a one time tax benefit related to CARES Act legislation in 2020E, and adjusted for changes in net working capital. 2020E represents estimated cash flows expected from September through December 2020.

Additional Information and Where to Find It

In connection with the proposed Merger, ARA has filed with the SEC the Proxy Statement, as well as other relevant documents concerning the proposed transaction. This Supplemental Disclosure to Proxy Statement is not a substitute for the Proxy Statement or any other document that may be filed by ARA with the SEC. ARA’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED BY ARA WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE MERGER BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and stockholders may obtain a free copy of the Proxy Statement and other documents ARA files with the SEC through the website maintained by the SEC at www.sec.gov. ARA makes available free of charge at www.americanrenal.com (in the “Investor Relations” section), copies of materials it files with, or furnishes to, the SEC.

Participants in the Solicitation

ARA and its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from ARA’s stockholders in connection with the proposed Merger. Security holders may obtain information regarding the names, affiliations and interests of ARA’s directors and executive officers in ARA’s Proxy Statement, which was filed with the SEC on December 15, 2020 and which may be obtained free of charge from the SEC’s website at www.sec.gov and ARA’s website at www.americanrenal.com.

Cautionary Statement Regarding Forward-Looking Statements

This Supplemental Disclosure to Proxy Statement contains certain information, including financial estimates and statements as to, among other things, the expected timing, completion and effects of the proposed Merger between ARA and IRC, which may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, and actual results may materially differ. All statements other than statements of historical fact or relating to present facts or current conditions included in this Supplemental Disclosure to Proxy Statement, the documents referred to herein and information included in oral statements or other written statements made or to be made by or on behalf of ARA are forward-looking statements. Such forward-looking statements include, among others, ARA’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “seek,” “plan,” “intend,” “believe,” “will,” “may,” “could,” “continue,” “likely,” “should” and other similar words.

The forward-looking statements contained in this Supplemental Disclosure to Proxy Statement, the documents referred to herein and information included in oral statements or other written statements made or to be made by or on behalf of ARA, including without limitation statements regarding the anticipated benefits and effects of the anticipated Merger of ARA and IRC, are based on assumptions that ARA has made in light of its industry experience and its perceptions of historical trends, current conditions, expected future developments and other factors that ARA believes are appropriate under the circumstances. These statements are not guarantees of performance or results. These assumptions and ARA’s future performance or results involve risks and uncertainties, many of which are beyond ARA’s control. Such risks and uncertainties include, among others:

•
the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain required regulatory approvals or the failure to satisfy the other conditions to the consummation of the Merger; the failure by IRC or Merger Sub to obtain the necessary debt and equity financing arrangements set forth in the commitment letters received in connection with the Merger;

•	the risk that the Merger Agreement may be terminated in circumstances requiring ARA to pay a termination fee;

•	the risk that the Merger disrupts ARA’s current plans and operations or diverts management’s attention from its ongoing business;

•
the effect of the announcement of the Merger on the ability of ARA to retain and hire key personnel and maintain relationships with its customers, suppliers, physician partners and others with whom it does business;

•	the effect of the announcement of the Merger on ARA’s operating results and business generally;

•	the amount of costs, fees and expenses related to the Merger;

•	the risk that ARA’s stock price may decline significantly if the Merger is not consummated;

•
the nature, cost and outcome of any litigation and other legal proceedings, including the litigation described in the Supplemental Disclosure above and any proceedings related to the Merger and instituted against ARA and others;

•	the effect of the ongoing COVID-19 pandemic and responses thereto;

•	the effect of the restatement of ARA’s previously issued financial results and related matters and the related investigation by the SEC;

•	ARA’s ability to remediate material weaknesses in ARA’s internal control over financial reporting;

•
continuing decline in the number of patients with commercial insurance or any regulatory or other changes leading to changes in the ability of patients with commercial insurance coverage to receive charitable premium support;

•
decline in commercial payor reimbursement rates; reduction of government-based payor coverage and reimbursement rates or insufficient rate increases or adjustments that do not cover all of ARA’s operating costs;

•	ARA’s ability to successfully develop de novo clinics, acquire existing clinics and attract new nephrologist partners;

•	ARA’s ability to compete effectively in the dialysis services industry; the performance of ARA’s joint venture subsidiaries and their ability to make distributions to ARA;

•	federal or state healthcare laws that could adversely affect ARA;

•
ARA’s ability to comply with all of the complex federal, state and local government regulations that apply to its business, including those in connection with federal and state anti-kickback laws and state laws prohibiting the corporate practice of medicine or fee-splitting;

•	heightened federal and state investigations and enforcement efforts;

•	changes in the availability and cost of erythropoietin-stimulating agents and other pharmaceuticals used in ARA’s business;

•	development of new technologies or government regulation that could decrease the need for dialysis services or decrease ARA’s in-center patient population;

•	ARA’s ability to timely and accurately bill for ARA’s services and meet payor billing requirements;

•
claims and losses relating to malpractice, professional liability and other matters; the sufficiency of ARA’s insurance coverage for those claims and rising insurances costs, and negative publicity or reputational damage arising from such matters;

•	loss of any members of ARA’s senior management;

•	damage to ARA’s reputation or ARA’s brand and ARA’s ability to maintain brand recognition;

•	ARA’s ability to maintain relationships with its medical directors and renew its medical director agreements;

•	shortages of qualified skilled clinical personnel, or higher than normal turnover rates; competition and consolidation in the dialysis services industry;

•
deterioration in economic conditions, particularly in states where we operate a large number of clinics, or disruptions in the financial markets or the effects of natural or other disasters, public health crises or adverse weather events;

•	the participation of ARA’s physician partners in material strategic and operating decisions and ARA’s ability to favorably resolve any disputes;

•	ARA’s ability to honor obligations under the joint venture operating agreements with its physician partners were they to exercise certain put rights and other rights;

•	unauthorized disclosure of personally identifiable, protected health or other sensitive or confidential information;

•	ARA’s ability to meet its obligations and comply with restrictions under its substantial level of indebtedness; and

•	the ability of ARA’s principal stockholder, whose interests may conflict with yours, to strongly influence or effectively control ARA’s corporate decisions.

For additional information, please see ARA’s filings with the SEC. Additional factors or events that could cause ARA’s actual performance to differ from these and other forward-looking statements may emerge from time to time, and it is not possible for ARA to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, ARA’s actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statement made in this Supplemental Disclosure to Proxy Statement, the documents referred to herein and information included in oral statements or other written statements made or to be made by or on behalf of ARA speaks only as of the date on which it is made. ARA undertakes no obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as may be required by law.